Exhibit 99.1

News Announcement	For Immediate Release

Contact:
Darren Richardson	Joseph Jaffoni, David Jacoby
Mad Catz Interactive, Inc.	Jaffoni & Collins Incorporated
619/683-9830	212/835-8500 or mcz@jcir.com

MAD CATZ NAMES CHIEF FINANCIAL OFFICER WITH 25-YEAR BACKGROUND IN

FINANCE, VIDEOGAME AND ENTERTAINMENT INDUSTRIES

- Stewart Halpern Brings Wealth of Relevant Financial, Industry and Investment

Community Experience to New Role at Mad Catz -

San Diego, California, December 21, 2006 — Mad Catz Interactive, Inc. (“Mad Catz”) (AMEX/TSX: MCZ), a leading worldwide third party video game accessory provider, announced today that Stewart Halpern, 50, has been appointed Chief Financial Officer, a position which had been vacant since September 1, 2006. Mr. Halpern will begin his employment on January 15, 2007.

Mr. Halpern brings over 25 years of relevant financial, investment community and entertainment industry experience to his new role at Mad Catz. As CFO Mr. Halpern will be responsible for managing all financial and treasury functions, SEC reporting and compliance, bank and financial community relationships and conducting internal and industry analysis to support the Company’s strategy and goals for growth and profitability.

Prior to joining Mad Catz, Mr. Halpern served as Head of Finance of Rockstar Games, a division of Take Two Interactive Software, Inc. (Nasdaq: TTWO) and one of the most successful videogame publishers in the industry. In Take Two Interactive Software’s 2005 fiscal year Rockstar Games generated over $500 million of revenue. At Rockstar, Mr. Halpern was involved in the oversight of financial, business and legal affairs including annual budgets, Sarbanes-Oxley compliance, analysis and negotiation of acquisitions, and publishing and licensing transactions.

Mr. Halpern previously served as Chief Financial Officer of Rush Communications, the holding company of entertainment industry entrepreneur Russell Simmons. At Rush, Mr. Halpern oversaw the financial affairs of businesses including Def Jam Music and Phat Fashions, with aggregate sales nearly quadrupling in the three years of his tenure.

Mr. Halpern also has extensive Wall Street experience, both as a sell-side videogame and entertainment industry analyst with the firms of RBC Capital Markets, Banc of America Securities and Furman Selz, and, earlier, as an investment banker in the Media and Entertainment Group at Credit Suisse First Boston.

-more-

Stewart Halpern Named Chief Financial Officer, 12/21/06	page 2

Commenting on the appointment, Darren Richardson, President and Chief Executive Officer of Mad Catz Interactive, Inc., stated, “Stewart brings a diverse, proven background of financial and industry experience and relationships to the position of Chief Financial Officer. Stewart’s career has involved him in many areas of direct relevance to Mad Catz including licensing, video game software publishing, analysis and negotiations of acquisitions, financial and SEC reporting and compliance and strong communications skills including extensive interaction with members of the financial community active in the interactive entertainment sector. Stewart has also been involved in the management of fast growing entities, and we look forward to his contributions as we seek to further expand our role as a leading worldwide provider of high quality video game accessories, interactive entertainment software and ancillary products.”

Stewart Halpern added, “Having closely tracked Mad Catz’s progress for many years I have developed an appreciation for the Company’s innovative, high-quality core accessory products as well as its recent success in expanding and diversifying its sources of revenue. I look forward to applying both my industry and Wall Street experience in working closely with Darren and the rest of the Mad Catz team to further strategically expand the business and to build value for shareholders.”

Mr. Halpern earned a Bachelor’s of Science in Administrative Sciences from Yale College where he graduated cum laude with Departmental Honors. He also earned a Masters of Public and Private Management degree from Yale School of Management.

About Mad Catz Interactive, Inc.

Mad Catz is a worldwide leader of innovative peripherals in the interactive entertainment industry. Mad Catz designs and markets a full range of accessories for video game systems and publishes video game software, including the industry leading GameShark brand of video game enhancements. Mad Catz has distribution through most leading retailers offering interactive entertainment products. Mad Catz has its operating headquarters in San Diego, California and offices in Canada, Europe and Asia. For additional information go to www.madcatz.com.

This press release contains forward-looking statements about the Company that involve substantial risks and uncertainties. The Company assumes no obligation except as required by law to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” “confident” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to attract and retain qualified and skilled personnel; the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; delays in the Company’s ability to obtain products from its manufacturers in China; market and general economic conditions. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

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